EXHIBIT 5.1

OPINION AND CONSENT OF MCBREEN & KOPKO LLP

June 11, 2008

Sonic Foundry, Inc.

222 West Washington Avenue

Suite 775

Madison, Wisconsin 53703

Re:	Sonic Foundry, Inc. – Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Sonic Foundry, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to 500,000 shares of the Company’s common stock issuable under the Company’s 2008 Non-Employee Directors’ Stock Option Plan, and up to 500,000 shares of the Company’s common stock issuable under the Company’s 2008 Employee Stock Purchase Plan (collectively, the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefore, in the manner contemplated by the Company’s 2008 Non-Employee Directors’ Stock Option Plan or the Company’s 2008 Employee Stock Purchase Plan, as the case may be, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Maryland General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McBreen & Kopko LLP

MCBREEN & KOPKO LLP